Lindblad Expeditions Holdings, Inc. Reports

2019 Third Quarter Financial Results

Third Quarter 2019 Highlights:

●	Tour revenues increased 16% to $101.0 million

●	Net loss available to common stockholders was $0.5 million, including a $2.7 million non-cash deemed dividend related to the warrant exchange

●	Adjusted EBITDA increased 41% to $24.1 million

●	Lindblad segment Net Yield increased 7% to $1,054 and Occupancy increased to 94%

●	Completed exchange offer and redeemed all outstanding warrants

NEW YORK, October 30, 2019 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended September 30, 2019.

Sven-Olof Lindblad, President and Chief Executive Officer, said “Lindblad delivered another quarter of strong financial growth and sustained operating momentum this past quarter as the strategic investments we have made to expand our capacity are being met by the robust demand for high quality and immersive adventure travel. Over the past two years we have dramatically increased the available berths across our fleet and, as we have added inventory, we have also been able to grow Occupancy and Net Yields.  At the same time, bookings for future travel have remained strong for both our existing ships, as well as for our two new state of the art polar builds, the National Geographic Endurance, scheduled for delivery in 2020, and the recently named National Geographic Resolution, scheduled for delivery in 2021.  With continued demand from loyal past guests and a rapidly growing population of new travelers looking for unique expedition experiences with a proven operator, we are well positioned to create additional shareholder value in the years ahead."

 THIRD QUARTER RESULTS

Tour Revenues

Third quarter tour revenues of $101.0 million increased $13.7 million, or 16%, as compared to the same period in 2018. The increase was driven by growth of $12.1 million at the Lindblad segment and $1.7 million at Natural Habitat.

Lindblad segment tour revenues of $76.6 million increased $12.1 million, or 19%, compared to the third quarter a year ago primarily due to a 14% increase in Available Guest Nights, mostly from the launch of the National Geographic Venture in December 2018. The year on year growth also reflects a 7% increase in Net Yield to $1,054 due primarily to higher pricing and changes in itineraries, as well as an increase in Occupancy to 94%.

Natural Habitat revenues of $24.4 million increased $1.7 million, or 7%, compared to the third quarter a year ago due primarily to higher ticket revenue from additional departures and increased pricing.

Net Income

Net loss available to common stockholders for the third quarter was $0.5 million, $0.01 per diluted share, as compared with net income available to common stockholders of $5.1 million, $0.11 per diluted share, in the third quarter of 2018. The $5.6 million decrease primarily reflects improved operating results that were more than offset by a $4.7 million increase in income tax expense, a $2.7 million non-cash deemed dividend related to completing the warrant exchange, a $2.3 million loss on foreign currency and a $1.2 million increase in depreciation and amortization due largely to the addition of the National Geographic Venture to the fleet in December 2018.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $24.1 million increased $7.0 million, or 41%, as compared to the same period in 2018. The increase was driven by growth of $5.9 million at the Lindblad segment and $1.1 million at Natural Habitat.

Lindblad segment Adjusted EBITDA of $20.6 million increased $5.9 million, or 40%, as compared to the third quarter a year ago as the increased tour revenues were partially offset by operating costs on the National Geographic Venture. The third quarter also included increased costs due to higher marketing spend to drive long-term growth initiatives, higher commission expense related to the revenue growth and increased personnel costs partially offset by lower value-added tax expense.

Natural Habitat Adjusted EBITDA of $3.5 million increased $1.1 million, or 43%, as compared to the third quarter a year ago as the revenue growth was partially offset by increased operating costs related to additional departures and higher marketing and personnel costs to drive long-term growth initiatives.

	For the three months ended September 30,				For the nine months ended September 30,
	2019	2018	Change	%	2019	2018	Change	%
Tour revenues:
Lindblad	$76,581	$64,507	$12,074	19%	$217,549	$194,516	$23,033	12%
Natural Habitat	24,402	22,735	1,667	7%	49,745	44,609	5,136	12%
Total tour revenues	$100,983	$87,242	$13,741	16%	$267,294	$239,125	$28,169	12%
Operating Income:
Lindblad	$12,570	$8,209	$4,361	53%	$31,514	$26,755	$4,759	18%
Natural Habitat	3,089	2,072	1,017	49%	2,631	2,105	526	25%
Total operating income	$15,659	$10,281	$5,378	52%	$34,145	$28,860	$5,285	18%
Adjusted EBITDA:
Lindblad	$20,600	$14,668	$5,932	40%	$54,802	$47,538	$7,264	15%
Natural Habitat	3,510	2,451	1,059	43%	3,854	3,213	641	20%
Total adjusted EBITDA	$24,110	$17,119	$6,991	41%	$58,656	$50,751	$7,905	16%

Liquidity

The Company’s cash, cash equivalents and restricted cash were $112.1 million as of September 30, 2019, as compared with $122.2 million as of December 31, 2018. The decrease primarily reflects purchases of property and equipment of $76.7 million, mostly related to the construction of two new vessels, partially offset by $41.6 million in net cash provided by operating activities due to the strong operating performance.  The current year also includes $25.1 million in net cash provided by financing activities primarily due to $30.5 million borrowings under our second export credit agreement in conjunction with our second installment payment on the National Geographic Resolution.  The loan bears interest at a floating interest rate equal to three-month LIBOR plus a margin of 3.00% per annum.

Free cash flow use was $35.2 million for the nine months ended September 30, 2019 as compared with a use of $6.3 million in the same period of 2018 primarily due to higher capital expenditures for the construction of new vessels. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

LINDBLAD FLEET ACTIVITIES

The Company expanded its travel offerings in December 2018 with the launch of the National Geographic Venture, which sailed in Baja during the winter season before heading to Alaska for the summer months.

The Company is currently building two new state-of-the-art polar ice class vessels to further capitalize on the growth in high quality adventure travel and broaden the immersive and authentic itineraries we offer to our guests. The National Geographic Endurance is scheduled for delivery in the first quarter of 2020 and, in February 2019, we signed a contract for her sister ship, the National Geographic Resolution, scheduled for delivery in the fourth quarter of 2021. These two vessels will join the National Geographic Explorer and the National Geographic Orion to dramatically increase the polar capacity of the Lindblad National Geographic fleet. They will be capable of exploring deep into the Antarctic and Arctic waters and will be built with the Ulstein X-BOW® design, allowing for greater comfort and speed through rough waters.

STOCK AND WARRANT TRANSACTIONS

On August 1, 2019 the Company completed an Exchange Offer and Consent Solicitation relating to its outstanding warrants in order to simplify its corporate structure and reduce the potential dilutive impact of the warrants. Each holder of the warrants was offered 0.385 shares of common stock in exchange for each warrant and consent to amend the warrant agreement to permit the Company to require that each outstanding warrant that was not tendered in the Exchange Offer be converted into 0.36575 shares of common stock.  The Company issued 3,824,959 shares of common stock under the Exchange Offer with the remaining warrants converted into 45,981 shares of common stock.  Following the Exchange Offer and Consent Solicitation, no warrants remain outstanding. As the fair value of the warrants exchanged in the Warrant Exchange offer was less than the fair value of the common stock issued, the Company recorded a non-cash deemed dividend of approximately $2.7 million for the incremental fair value provided to the warrant holders.

The Company currently has a $35 million stock repurchase plan in place. As of October 29, 2019, the Company had repurchased 6.0 million warrants and 866,701 shares under the plan for a total of $22.9 million and had $12.1 million remaining under the plan. As of October 29, 2019, there were 49.6 million shares of common stock outstanding.

FINANCIAL OUTLOOK

The Company’s current expectations for the full year 2019 are as follows:

●	Tour revenues of $341 - $346 million (10 - 11% growth)

●	Adjusted EBITDA of $67 - $70 million (22 - 28% growth)

As of October 29, 2019, Lindblad segment bookings for travel during 2019 have increased 11% as compared with bookings for 2018 as of the same date a year ago. Additionally, the Lindblad segment had 100% of revised full year 2019 projected guest ticket revenues on the books versus 100% of full year 2018 guest ticket revenue at the same time last year.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on October 30, 2019 to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

 About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiary, Natural Habitat Adventures, an adventure travel and ecotourism company with a focus on responsible nature travel.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) changes adversely affecting the business in which the Company is engaged; (ii) management of the Company’s growth and its ability to execute on its planned growth; (iii) general economic conditions; (iv) our ability to maintain our relationship with National Geographic (v) the Company’s business strategy and plans; (vi) unscheduled disruptions in our business due to weather events, mechanical failures, or other events; (vii) compliance with laws and regulations; (viii) compliance with the financial and/or operating covenants in the Company’s credit agreements; (ix) adverse publicity regarding the cruise industry in general; (x) loss of business due to competition; (xi) the result of future financing efforts; (xii) the inability to meet revenue and Adjusted EBITDA projections; (xiii) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; and (xiv) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of September 30, 2019	As of December 31, 2018
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$104,135	$113,396
Restricted cash	7,995	8,755
Marine operating supplies	5,479	5,165
Inventories	1,910	1,604
Prepaid expenses and other current assets	24,044	21,263
Total current assets	143,563	150,183

Property and equipment, net	345,280	285,979
Goodwill	22,105	22,105
Intangibles, net	6,791	7,975
Right-to-use lease assets	6,357	-
Other long-term assets	5,517	7,167
Total assets	$529,613	$473,409

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$124,605	$123,489
Accounts payable and accrued expenses	32,914	33,944
Lease liabilities - current	1,302	-
Long-term debt - current	2,000	2,000
Total current liabilities	160,821	159,433

Long-term debt, less current portion	216,117	188,089
Deferred tax liabilities	6,964	2,787
Lease liabilities	5,272	-
Other long-term liabilities	5,083	554
Total liabilities	394,257	350,863

COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	7,336	6,502

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 49,716,067 and 45,814,925 issued, 49,625,043 and 45,442,728 outstanding as of September 30, 2019 and December 31, 2018, respectively	5	5
Additional paid-in capital	45,377	41,539
Retained earnings	90,339	75,171
Accumulated other comprehensive income	(7,701)	(671)
Total stockholders' equity	128,020	116,044
Total liabilities, stockholders' equity and redeemable noncontrolling interest	$529,613	$473,409

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

      (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018

Tour revenues	$100,983	$87,242	$267,294	$239,125

Operating expenses:
Cost of tours	48,294	44,964	124,831	114,645
General and administrative	15,266	14,718	47,615	45,647
Selling and marketing	15,531	12,255	42,100	34,911
Depreciation and amortization	6,233	5,024	18,603	15,062
Total operating expenses	85,324	76,961	233,149	210,265

Operating income	15,659	10,281	34,145	28,860

Other (expense) income:
Interest expense, net	(3,214)	(2,409)	(9,391)	(8,013)
(Loss) gain on foreign currency	(2,338)	163	(1,181)	(1,430)
Other (expense) income	(30)	1	(79)	(118)
Total other expense	(5,582)	(2,245)	(10,651)	(9,561)

Income before income taxes	10,077	8,036	23,494	19,299
Income tax expense	7,351	2,690	4,838	3,194

Net income	2,726	5,346	18,656	16,105
Net income attributable to noncontrolling interest	565	279	834	107
Net income attributable to Lindblad Expeditions Holdings, Inc	2,161	5,067	17,822	15,998
Non-cash deemed dividend to warrant holders	2,654	-	2,654	-

Net (loss) income available to common stockholders	$(493)	$5,067	$15,168	$15,998

Weighted average shares outstanding
Basic	48,863,506	45,423,127	46,704,634	45,356,438
Diluted	48,863,506	47,690,395	49,091,370	45,963,669

Net (loss) income per share available to common stockholders
Basic	$(0.01)	$0.11	$0.32	$0.35
Diluted	$(0.01)	$0.11	$0.31	$0.35

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the nine months ended September 30,
	2019	2018
Cash Flows From Operating Activities
Net income	$18,656	$16,105
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,603	15,062
Amortization of National Geographic fee	2,181	2,181
Amortization of deferred financing costs and other, net	1,392	1,477
Stock-based compensation	2,671	3,256
Deferred income taxes	4,177	2,653
Loss on foreign currency	1,181	1,430
Write-off of unamortized issuance costs related to debt refinancing	-	359
Loss on write-off of assets	-	129
Changes in operating assets and liabilities
Marine operating supplies and inventories	(620)	169
Prepaid expenses and other current assets	(2,780)	(1,806)
Right-to-use lease assets	(6,357)	-
Lease liabilities	6,574	-
Unearned passenger revenues	1,116	449
Other long-term assets	(7,561)	(1,981)
Other long-term liabilities	4,530	22
Accounts payable and accrued expenses	(2,213)	(247)
Net cash provided by operating activities	41,550	39,258

Cash Flows From Investing Activities
Purchases of property and equipment	(76,720)	(45,510)
Net cash used in investing activities	(76,720)	(45,510)

Cash Flows From Financing Activities
Proceeds from long-term debt	30,476	200,000
Repayments of long-term debt	(1,500)	(171,125)
Payment of deferred financing costs	(2,340)	(6,486)
Repurchase under stock-based compensation plans and related tax impacts	(1,778)	(4,509)
Warrants exercised	314	-
Repurchase of warrants and common stock	(23)	(854)
Net cash provided by financing activities	25,149	17,026
Effect of exchange rate changes on cash	-	7
Net (decrease) increase in cash, cash equivalents and restricted cash	(10,021)	10,781
Cash, cash equivalents and restricted cash at beginning of period	122,151	103,500

Cash, cash equivalents and restricted cash at end of period	$112,130	$114,281

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$10,651	$9,952
Income taxes	$1,893	$468
Non-cash investing and financing activities:
Additional paid-in capital exercise proceeds of option shares	$225	$1,682
Additional paid-in capital exchange proceeds used for option shares	$(225)	$(1,682)
Non-cash deemed dividend to warrant holders	$2,654	$-

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Net income	$2,726	$5,346	$18,656	$16,105
Interest expense, net	3,214	2,409	9,391	8,013
Income tax expense	7,351	2,690	4,838	3,194
Depreciation and amortization	6,233	5,024	18,603	15,062
Loss (gain) on foreign currency	2,338	(163)	1,181	1,430
Other expense (income)	30	(1)	79	118
Stock-based compensation	917	1,271	2,671	3,256
National Geographic fee amortization	727	727	2,181	2,181
Warrant exchange fees	504	-	970	-
Executive severance costs	-	(215)	-	71
Reorganization costs	70	31	86	324
Debt refinancing costs	-	-	-	997
Adjusted EBITDA	$24,110	$17,119	$58,656	$50,751

Reconciliation of Operating Income to Adjusted EBITDA Lindblad Segment
	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Operating income	$12,570	$8,209	$31,514	$26,755
Depreciation and amortization	5,812	4,645	17,380	13,954
Stock-based compensation	917	1,271	2,671	3,256
National Geographic fee amortization	727	727	2,181	2,181
Warrant exchange fees	504	-	970	-
Executive severance costs	-	(215)	-	71
Reorganization costs	70	31	86	324
Debt refinancing costs	-	-	-	997
Adjusted EBITDA	$20,600	$14,668	$54,802	$47,538

Natural Habitat Segment
	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Operating income	$3,089	$2,072	$2,631	$2,105
Depreciation and amortization	421	379	1223	1108
Adjusted EBITDA	$3,510	$2,451	$3,854	$3,213

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the nine months ended September 30,
	2019	2018
Net cash provided by operating activities	$41,550	$39,258
Less: purchases of property and equipment	(76,720)	(45,510)
Free Cash Flow	$(35,170)	$(6,252)

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2019	2018	2019	2018
Available Guest Nights	63,386	55,741	176,038	160,575
Guest Nights Sold	59,682	50,993	161,511	145,714
Occupancy	94%	92%	92%	91%
Maximum Guests	7,721	7,137	21,863	20,388
Number of Guests	7,294	6,582	20,095	18,553
Voyages	98	93	278	269

Calculation of Gross Yield and Net Yield Lindblad Segment	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Guest ticket revenues	$70,319	$58,187	$195,845	$174,699
Other tour revenue	6,262	6,320	21,704	19,817
Tour Revenues	76,581	64,507	217,549	194,516
Less: Commissions	(5,716)	(5,055)	(16,475)	(14,977)
Less: Other tour expenses	(4,051)	(4,673)	(14,155)	(12,952)
Net Revenue	$66,814	$54,779	$186,919	$166,587
Available Guest Nights	63,386	55,741	176,038	160,575
Gross Yield	$1,208	$1,157	$1,236	$1,211
Net Yield	1,054	983	1,062	1,037

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Cost of tours	$33,031	$29,647	$94,470	$85,837
Plus: Selling and marketing	13,804	10,754	37,767	31,699
Plus: General and administrative	11,364	11,252	36,416	36,271
Gross Cruise Cost	58,199	51,653	168,653	153,807
Less: Commissions	(5,716)	(5,055)	(16,475)	(14,977)
Less: Other tour expenses	(4,051)	(4,673)	(14,155)	(12,952)
Net Cruise Cost	48,432	41,925	138,023	125,878
Less: Fuel Expense	(2,251)	(2,168)	(7,397)	(6,876)
Net Cruise Cost Excluding Fuel	46,181	39,757	130,626	119,002
Non-GAAP Adjustments:		-
Stock-based compensation	(917)	(1,271)	(2,671)	(3,256)
National Geographic fee amortization	(727)	(727)	(2,181)	(2,181)
Warrant exchange fees	(504)	-	(970)	-
Executive severance costs	-	215	-	(71)
Reorganization costs	(70)	(31)	(86)	(324)
Debt refinancing costs	-	-	-	(997)
Adjusted Net Cruise Cost Excluding Fuel	$43,963	$37,943	$124,718	$112,173
Adjusted Net Cruise Cost	$46,214	$40,111	$132,115	$119,049
Available Guest Nights	63,386	55,741	176,038	160,575
Gross Cruise Cost per Available Guest Night	$918	$927	$958	$958
Net Cruise Cost per Available Guest Night	764	752	784	784
Net Cruise Cost Excluding Fuel per Available Guest Night	729	713	742	741
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	694	681	708	699
Adjusted Net Cruise Cost per Available Guest Night	729	720	750	741

Reconciliation of 2019 Adjusted EBITDA guidance:

(In millions)	Full Year 2019
Income before income taxes	$22	to	$25
Depreciation and amortization	26	to	25
Interest expense, net	12	to	12
Stock-based compensation	4	to	4
National Geographic fee amortization	3	to	3
Other	-	to	1
Adjusted EBITDA	$67	to	$70

           A reconciliation of net income to Adjusted EBITDA is not provided because the Company cannot estimate or predict with reasonable certainty certain discrete tax items, which could significantly impact that financial measure.

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, debt refinancing costs and certain other items. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization, and certain other items.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus, selling and marketing expenses, and general and administrative expenses.

Gross Yield represents tour revenues less insurance proceeds divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenues less insurance proceeds, commissions and direct costs of other tour revenues.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.